Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS THIRD
QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND

Broomall, Pennsylvania.  October 27, 2011 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter and nine months ended September 30, 2011.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.05 per share, payable on November 18, 2011 to shareholders of record at the close of business on November 4, 2011.

The Company reported a net loss of $778,000 or $.15 per share for the quarter ended September 30, 2011 as compared to net income of $209,000 or $.04 per share for the quarter ended September 30, 2010.  The net loss for the third quarter was primarily due to an increase of $1.7 million in the provision for loan losses to $2.4 million for the quarter as compared to $750,000 for the same period in 2010.  The increased provision was made primarily due to the receipt of two updated appraisals on real estate construction loans and management’s decision to use the bulk sale or liquidation values of the collateral supporting these loans as their carrying values.  Net interest income increased $153,000 or 4.3% to $3.7 million and other income decreased $69,000 or 24.5% to $213,000 for the quarter ended September 30, 2011 as compared to the same period in 2010.  Other expenses decreased $86,000 or 2.9% to $2.8 million for the quarter ended September 30, 2011.  Lastly, an income tax benefit of $572,000 was recorded for the quarter ended September 30, 2011 as compared to an income tax benefit of $54,000 for the same period in 2010.

The increase in net interest income was primarily due to a $364,000 or 26.6% decrease in interest expense on customer deposits and FHLB advances as a result of a decrease in rates paid and the repayment of all outstanding FHLB advances in 2010.  These decreases were partially offset by a decrease in interest income of $211,000 or 4.3% primarily due to lower yields on interest-earning assets.  The decrease in other income was primarily due to the elimination of management fees received from the Company’s former mutual holding company due to the successful completion of the Company’s reorganization and stock offering in January 2011.  The decrease in other expenses primarily resulted from lower amounts of professional fees and FDIC deposit insurance premiums, which were partially offset by higher amounts of salaries and benefits as well as other noninterest expenses.  The increase in the provision for loan losses in the third quarter of 2011 compared to the third quarter of 2010 was primarily due to $2.6 million and $1.1 million in charge-offs taken on two non-accrual real estate construction loans on properties located in Bradenton, Florida and center city Philadelphia, respectively.  The increase in income tax benefit in the third quarter was due to the pre-tax loss for the quarter.

For the nine months ended September 30, 2011, net income amounted to $541,000 or $.10 per share as compared to net income of $474,000 or $.09 per share for the nine months ended September 30, 2010.  Net interest income increased $1.1 million or 11.1% to $11.0 million and other income decreased $307,000 or 36.5% to $533,000 for the nine months ended September 30, 2011 as compared to the same period in 2010.  Other expenses decreased $405,000 or 4.7% to $8.2 million and the provision for loan losses increased $1.1 million to $3.0 million for the nine months ended September 30, 2011 as compared to $1.9 million for the same period in 2010.  Lastly, an income tax benefit of $232,000 was recorded for the nine months ended September 30, 2011 as compared to an income tax benefit of $259,000 for the same period in 2010 due to a lower level of taxable income in the 2011 period.

The increase in net interest income was primarily due to a $1.9 million or 37.8% decrease in interest expense on customer deposits and FHLB advances as a result of a decrease in rates paid and the repayment of all outstanding FHLB advances in 2010.  These decreases were partially offset by a decrease in interest income of $846,000 or 5.6% primarily due to lower yields on interest-earning assets.  The decrease in other income was primarily due to the elimination of management fees received from the Company’s former mutual holding company due to the successful completion of the Company’s reorganization and stock offering in January 2011.  The decrease in other expenses primarily resulted from decreases in professional fees, FDIC deposit insurance premiums and the provision for loss on other real estate owned.  These decreases were partially offset by increases in salaries and benefits as well as other noninterest expenses.  The increase in the provision for loan losses during the first nine months of 2011 compared to the first nine months of 2010 primarily resulted from the $3.7 million in charge-offs taken in the third quarter on two non-accrual real estate construction loans as previously discussed.

The Company’s total assets increased $5.6 million or 1.2% to $460.0 million at September 30, 2011 as compared to $454.5 million at December 31, 2010.  Cash and cash equivalents increased $23.6 million or 38.1% to $85.4 million and investment and mortgage-backed securities decreased $19.5 million or 25.1% to $58.1 million.  In addition, net loans receivable decreased $592,000 to $285.5 million at September 30, 2011.  Customer deposits decreased $16.3 million or 4.2% to $368.3 million while borrowings decreased $4.7 million or 63.2% to $2.7 million at September 30, 2011.  Total stockholders’ equity increased to $84.0 million or 18.3% of total assets as of September 30, 2011 compared to $49.0 million or 10.8% of total assets at December 31, 2010, primarily as a result of net proceeds received from the stock offering completed in January 2011.

Nonperforming assets decreased $4.3 million to $14.7 million or 3.20% of total assets at September 30, 2011 as compared to $19.0 million or 4.17% of total assets at December 31, 2010.  The nonperforming assets at September 30, 2011 included $12.8 million in nonperforming loans and $1.9 million in other real estate owned.  The decrease in nonperforming assets during the first nine months of 2011 was primarily due to a $5.6 million decrease in nonperforming real estate construction loans that was primarily due to the $3.7 million in charge-offs discussed above and the transfer of a $1.7 million commercial real estate construction loan to other real estate owned which was sold in September 2011 and resulted in a $40,000 recovery against the $224,000 charge-off taken in June 2011.  In addition, other changes in nonperforming assets were a $777,000 decrease in other real estate owned, a $962,000 increase in nonperforming single-family residential real estate loans, a $910,000 increase in non-performing commercial real estate loans and a $220,000 increase in non-performing consumer loans as of September 30, 2011.  Overall, nonperforming loans included $3.3 million in single-family residential real estate loans, $3.0 million in commercial real estate loans, $5.9 million in real estate construction loans, $74,000 in commercial business loans and $504,000 in consumer loans.  The allowance for loan losses amounted to $4.1 million or 31.6% of nonperforming loans at September 30, 2011 as compared to $5.1 million or 31.2% of non-performing loans at December 31, 2010.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010		2011	2010
Interest income	$4,706	$4,917		$14,204	$15,050
Interest expense	1,005	1,369		3,209	5,156
Net interest income	3,701	3,548		10,995	9,894
Provision for loan losses	2,425	750		3,025	1,920
Other income	213	282		533	840
Other expenses	2,839	2,925		8,194	8,599
Income (Loss) before income tax benefit	(1,350)	155		309	215
Income tax benefit	572	54		232	259
Net (loss) income	$(778)	$209		$541	$474

Basic (loss) earnings per share	$(0.15)	$0.04	*	$0.10	$0.09	*

*Basic (loss) earnings per share for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred in January 2011.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

				September 30,	December 31,
				2011	2010
Total assets				$460,049	$454,476
Cash and cash equivalents				85,444	61,891
Investment and mortgage-backed securities				58,098	77,574
Loans receivable - net				285,464	286,056
Deposits				368,335	384,595
Borrowings				2,721	7,384
Total stockholders' equity				83,970	48,991

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